(h)(13) YOUR COPY

                             RUSSELL EQUITY INDEXES
                           RESEARCH LICENSE AGREEMENT


This License Agreement (hereinafter the "Agreement") is entered into this 3rd day of MARCH 1999 (hereinafter the "Effective Date"), by and between FRANK RUSSELL COMPANY (hereinafter "FRC"), a Washington corporation with offices at 909 A Street, Tacoma, Washington 98402 and SCUDDER KEMPER INVESTMENTS, INC., a corporation of DELAWARE, having its place of business at 345 PARK AVENUE, NEW YORK, NY 10154-0010 (hereinafter "USER").

The parties agree as follows:

1.0     DEFINITIONS:

1.1 "The Russell Indexes" shall mean the U.S. equity security indexes set forth in Exhibit A and the associated Performance Values.

1.2 "Russell Mark" shall mean the trademark or service mark set forth in Exhibit A for the indicated Russell Index.

1.3 "Confidential Information" shall mean the information and know how of FRC that is the subject of Section 15.1.

1.4 "OnLine Agreement" shall mean FRC's OnLine Agreement for Russell OnLine Product Support Service.

1.5 "Subscription Level I" shall include the following for the Russell Indexes:

         i)   Economic sector weights;
         ii)  Total returns by economic sector;
         iii) Selected Russell Indexes  characteristics;  and
         iv)  Other selected data in the Russell Indexes Book.

1.6 "Subscription Level II" shall include the same items as provided for Subscription Level I plus a monthly list of constituent holdings for the Russell Indexes.

1.7 "Subscription Level III" shall include the same items as provided for Subscription Level II plus a daily list of changes of the constituent holdings for the Russell Index(es).

1.8 "Subscription Level IV" shall include the same items as Subscription Level I plus a daily list of the constituent holdings for the Russell Index(es).

1.9 "Performance Value" shall mean the following at the aggregate index level: the percentage total return or total return index value of the Russell Index.

2.0      LICENSE GRANT:

2.1 Subject to Section 7.0 below, FRC grants USER a non-exclusive personal license to internally use the Russell Indexes only for research purposes.

2.2 FRC reserves the right, at any time, for any reason and without prior notice, to alter, amend, terminate or in any way change the Russell Indexes; provided, however that FRC shall notify USER of any such alteration, amendment, change or termination promptly and in accordance with FRC's then current practices for notification of other licensees of the Russell Indexes.

3.0      ACCEPTANCE AND FRC SUPPORT:

3.1 FRC agrees to supply directly, or through other authorized distributors, the information and materials set forth above for the Subscription Level designated in Exhibit A, as well as the rules as to the make-up of the Russell Indexes. Such information and materials, including the rules, shall be used in accordance with the terms and conditions of this Agreement.

3.2 The reports referenced in Section 1.5(i)-(iii) and 1.6 shall be provided on or before the tenth business day of the subsequent month.

3.3 USER shall be deemed to have accepted the information and materials supplied pursuant to Section 3.1 upon delivery.

3.4 If FRC discovers what it determines, in its sole discretion, to be a material error in the Russell Indexes it will attempt to correct such error in accordance with its then current practices for index amendment.

4.0      PRICE AND PAYMENT:

4.1 USER agrees to pay FRC or its invoicing subsidiary the amounts, and within the times stated in this Section 4.0 and Exhibit A, for the Subscription Level designated in Exhibit A.

4.2  Payments shall be due thirty (30) days after receipt of invoice.

4.3 Prices stated are exclusive of any and all federal, state or other governmental taxes, duties, licenses, fees, excises or tariffs now or hereinafter arising out of, or imposed in connection with the transactions covered by this Agreement, including without means of limitation, USER's use of the Russell Indexes. Such charges shall be paid by USER. FRC, however, shall be responsible for all taxes based upon its net income or personal property ownership.

4.4 FRC may change its prices at anytime upon at least ninety (90) days prior notice.

4.5 USER agrees to make such payments to the address on the above-referenced invoice(s) or to such address or account as FRC may specify from time to time. USER agrees to specify the FRC or invoicing subsidiary invoice number, if any, with respect to which payment is made.

4.6 Payment made to FRC by USER by directing commissions to Frank Russell Securities shall be credited at Frank Russell Securities' current applicable rate at the time payment is received.

4.7 Provided USER and FRC have entered into an OnLine Agreement covering at least one of the Russell Indexes covered under this Agreement and USER has at all times complied with the terms and conditions of such OnLine Agreement and this Agreement, then FRC shall grant USER a credit equal to ____ hours of Prepaid Hours for the then current term of that OnLine Agreement. The credit shall be applicable to fees owed under that OnLine Agreement and may only be used pursuant to the terms and conditions of that OnLine Agreement.

5.0      FRC WARRANTIES:

5.1 FRC warrants that: (a) it has sufficient right, title, and interest in the Russell Indexes to enter into this Agreement; (b) the Russell Indexes do not infringe upon any U.S. patent or U.S. copyright; and (c) the Russell Indexes do not violate the trade secret rights of any third party.

5.2 FRC agrees to indemnify, hold harmless and defend USER from and against any and all damages, costs, and expenses, including reasonable attorney fees, incurred in connection with a claim which, if true, would constitute a breach of the foregoing warranties (hereinafter "Infringement Claims"); provided FRC is notified promptly in writing of the Infringement Claim and has sole control over its defense or settlement, and USER provides reasonable assistance in the defense of the same.

5.3 Following notice of an Infringement Claim, FRC may, at its expense, without obligation to do so, procure for USER the right to continue to use the alleged infringing Russell Indexes or, without obligation to do so, may replace or modify the Russell Indexes to make it non-infringing.

5.4 FRC shall have no liability for any Infringement Claim based on USER's: i) use of any Russell Index after FRC's notice that USER should cease use of such Russell Index, or ii) use of any release of a Russell Index other than the latest release of that Russell Index. For all Infringement Claims arising under
Section 5.4, USER agrees to indemnify and hold FRC harmless from and against all damages, costs and expenses, including reasonable attorney's fees.

5.5 FRC's obligations to USER for any Infringement Claims made against USER shall only extend to those arising from the use of a Russell Index inside the geographical boundaries of the United States, Canada, Japan, Australia and the EC and USER releases and discharges FRC from any and all other Infringement Claims.

6.0      OWNERSHIP:

6.1 This Agreement is a license and not a sale of the Russell Indexes.

6.2 All rights not expressly granted are reserved by FRC including, without means of limitation, the right to alter, modify, adapt, translate or create derivative works.

6.3 USER agrees its use of the Russell Indexes shall not directly or indirectly create in or for USER any right, title or interest in the Russell Indexes.

7.0      LIMITATIONS ON USE OF RUSSELL INDEXES:

7.1 USER will not, without the prior written consent of FRC, transfer, loan, sell, lease, rent, assign, disclose, publish, or copy in whole or in part: (a) the Russell Indexes; (b) the list of constituents and available shares held for any Russell Index; (c) the rules as to the make-up of any Russell Index; or (d) any supporting documentation or other data supplied by FRC including, without means of limitation, economic sector weights, total returns by sector, and Russell Index characteristics at the index or security level. The above limitation regarding disclosure and publication is not applicable to the Russell Indexes' Performance Values; provided, USER gives FRC proper attribution pursuant to Section 14.0.

7.2 USER shall not use the Russell Indexes or any part thereof in any fashion that may infringe any copyrights or other proprietary interests FRC or any third party may have therein.

7.3 Notwithstanding anything to the contrary herein, USER shall only use the Russell Indexes inside the geographical boundaries of the country(ies) listed in Exhibit A.

7.4 USER shall only use the Russell Indexes for the operation of USER's business.

7.5 USER shall not use the Russell Indexes for the passive management of assets, e.g., index funds.

7.6 USER shall not use the Russell Indexes as part of any timesharing service, service bureau or similar arrangement.

7.7 The Russell Indexes may only be used in conjunction with a single microcomputer (i.e.. with a single CPU) permitting access by one individual user at a time and shall not be made available to multiple users at any one time by any means.

8.0      DISCLAIMER OF WARRANTIES AND RISK OF PERFORMANCE:

8.1 FRC MAKES NO WARRANTIES, EXPRESS OR IMPLIED, OTHER THAN THE EXPRESS WARRANTIES CONTAINED IN SECTION 5.0 OF THE AGREEMENT. ANY AND ALL OTHER WARRANTIES OF ANY KIND WHATSOEVER, INCLUDING, WITHOUT MEANS OF LIMITATION, THOSE FOR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY DISCLAIMED WITH RESPECT TO THE RUSSELL INDEXES OR ANY DATA INCLUDED THEREIN OR ANY SECURITY (OR COMBINATION THEREOF) COMPRISING THE RUSSELL INDEXES. FRC MAKES NO REPRESENTATION, WARRANTY OR GUARANTEE AS TO THE ACCURACY, COMPLETENESS, RELIABILITY, OR OTHERWISE OF THE RUSSELL INDEXES OR ANY DATA INCLUDED THEREIN. FRC does not warrant, guarantee or make any representations regarding the use, or the results of use, of the Russell Indexes or any data included therein or any security (or combination thereof) comprising the Russell Indexes. The entire risk as to such use, results of use and the performance of the Russell Indexes and the above-referenced data and securities are assumed by USER.

8.2 FRC will obtain data from sources it believes to be reliable, but the accuracy and completeness of the Russell Indexes and the data included therein are not guaranteed and they are supplied on an "AS IS" basis.

8.3 FRC'S PUBLICATION OF THE RUSSELL INDEXES IN NO WAY SUGGESTS OR IMPLIES AN OPINION BY FRC AS TO THE ATTRACTIVENESS OF INVESTMENT IN ANY OR ALL OF THE SECURITIES UPON WHICH THE RUSSELL INDEXES ARE BASED.

9.0      TERM:

9.1 Provided this Agreement has been properly executed by an authorized officer of USER and an authorized officer of FRC, the term of this Agreement shall run from the Effective Date until the earlier of:

a) termination in accordance with the terms and conditions of this Agreement; or

b)       one (1) year from the Effective Date.

9.2 Provided that this Agreement has not been terminated by either party prior to the expiration of its term, as extended, and USER has complied with all the terms and conditions of this Agreement, then each year upon expiration of its then current term the Agreement shall automatically extend for an additional one
(1) year period unless either party gives the other at least ninety (90) days prior written notice of its intention to not so extend the term of the Agreement.

10.0     DEFAULT AND TERMINATION:

10.1 After the first year of this Agreement either party may terminate this Agreement without cause upon at least ninety (90) days prior notice.

10.2 This Agreement may terminate if any of the following events of default occurs:

a) if either party materially fails to perform or comply with this Agreement or any provision hereof;

b) if USER fails to strictly comply with the provisions of Sections 15.0 and 16.0;

c) if USER becomes insolvent or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors;

d) if a petition under any foreign, state or United States bankruptcy act, receivership statute, or the like, as they now exist, or as they may be amended is filed by USER;

e) if such a petition is filed by any third party, or an application for a receiver is filed by anyone and such petition or application is not resolved favorably to USER within sixty (60) days; or

10.3 Termination due to a breach of Section 7.0, 15.0 or 16.0 shall be effective upon notice. In all other cases termination arising under Section 10.2 shall be effective thirty (30) days after notice of termination to the defaulting party if the defaults have not been cured within such thirty (30) day period.

10.4 USER acknowledges that monetary damages may not be a sufficient remedy for unauthorized disclosure or use of Confidential Information or the Russell Indexes or the associated trademarks and service marks and that FRC shall be entitled, without waiving any other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction.

10.5 The rights and remedies of the parties provided herein shall not be exclusive and are in addition to any other rights or remedies provided by law or this Agreement.

11.0     OBLIGATIONS ON TERMINATION:

11.1 Upon expiration or termination of this Agreement, USER shall cease using the Russell Indexes and shall return or destroy all full or partial copies of the Russell Indexes and associated data and comply with Section 14.6.

11.2 Sections 10, 11, 12, 13, 14, 15, 17 and 18 shall survive the termination of this Agreement.

12.0     LIMITATION OF LIABILITY:

12.1 FRC's liability to USER under any provision of this Agreement, including, without means of limitation, Section 5, or any transaction contemplated by this Agreement, shall not exceed one hundred percent (100%) of the amount having then been actually paid by USER to FRC in the most recent twelve (12) calendar month period under Section 4.0. FRC's limitation of liability is cumulative with all FRC's expenditures being aggregated to determine satisfaction of the limit. The existence of claims or suits against more than one Russell Index will not enlarge or extend the limit. USER releases FRC from all obligations, liability, claims or demands in excess of the limitation. The parties acknowledge the other parts of this Agreement rely upon the inclusion of Section 12.

13.0     DISCLAIMER OF DAMAGES AND LIMITATION OF REMEDY:

13.1 The rights and remedies granted under Section 5.0 constitute USER's sole and exclusive remedy against FRC, its officers, agents and employees for negligence, inexcusable delay, breach of warranty, express or implied, or for any default whatsoever relating to the condition of the Russell Indexes and any data included therein.

13.2 USER AGREES FRC SHALL NOT BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, ECONOMIC OR PUNITIVE DAMAGES OR FOR ANY CLAIMS AGAINST USER BY ANY OTHER PARTY EVEN IF FRC HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR CLAIMS.

13.3 USER agrees to indemnify and hold FRC harmless from any claim arising out of, or in connection with, USER's use of the Russell Indexes including, without means of limitation, those made by employees, customers or clients of USER.

13.4 USER may not bring any action  pertaining to this  Agreement  more than one
(1) year after the event giving rise to the cause of action has occurred.

14.0     TRADEMARKS AND COPYRIGHT NOTICES:

14.1 All materials, including advertising, sales promotion, or demonstration materials which refer directly to the Russell Indexes shall expressly state that Frank Russell Company is the owner of the trademarks and service marks relating to the Russell Indexes in language consistent with Exhibit A and substantially similar to the following:

         "The Russell 1000(R) index is a trademark/service mark of the Frank Russell Company. Russell(TM) is a trademark of the Frank Russell Company."

         USER shall make no other use of Russell Marks.

14.2 For each Russell Mark USER agrees to use the appropriate trademark symbol (either "(TM)" or "(SM)" or "(R)"), as set forth in Exhibit A or FRC designates by written notice from time to time, in a superscript whenever such a Russell Mark is first mentioned in the above-referenced materials or in any other manner in connection with the associated Russell Index.

14.3 USER agrees its use of the above shall not directly or indirectly create in or for USER any right, title or interest in such service mark(s), trademark(s) or tradename(s) and their attendant goodwill.

14.4 USER shall undertake no action that will interfere with or diminish FRC's right, title and interest in FRC's trademarks, service marks and Russell Indexes. USER will not at any time use any name, trademark or service mark confusingly similar to a FRC name, trademark or service mark.

14.5 Upon termination or expiration of this Agreement, USER shall cease and desist from all use of any of the above-referenced product or service name(s) and associated trademark(s) and service mark(s) and, upon request, deliver to FRC or destroy all material upon which the same appear.

14.6 USER shall also indicate that FRC is the owner of the copyrights relating to the Russell Indexes and is the source of the Russell Indexes Performance Values. USER shall include such copyright notices as FRC shall supply or designate from time to time.

15.0     NON-DISCLOSURE AGREEMENT:

15.1 USER expressly undertakes to retain in confidence all information and know how transmitted to USER by FRC that FRC has identified as being proprietary and/or confidential or that, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as proprietary or confidential, and will make no use of such information and know how except under the terms and during the existence of this Agreement. However, USER shall have no obligation to maintain the confidentiality of information that: (i) it received rightfully from another party prior to its receipt from FRC; (ii) FRC has disclosed to a third party without any obligation to maintain such information in confidence; or (iii) is independently developed by USER. USER shall take all necessary security measures to ensure the above. USER's obligations under this section shall extend to the earlier of such time as the information protected hereby is in the public domain through no fault of USER or ten (10) years following the termination or expiration of this Agreement. The confidential relationship arising hereunder shall not be affected by Section 21.3.

16.0     ASSIGNMENT AND ENTIRE AGREEMENT:

16.1 This Agreement and any rights or obligations hereunder, shall not be assigned, delegated or sublicensed by USER without the prior written permission of FRC. It will inure to the benefit of and is binding upon USER, FRC, their affiliates and successors.

16.2 Any attempted assignment, delegation or sublicense in violation of this section shall be void.

16.3 This Agreement, including Exhibit A, is the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous communications. It shall not be modified except in writing signed by both parties.

17.0     NOTICES:

17.1 All notices in connection with this Agreement shall be deemed given on the day they are (a) deposited in the U.S. mails, postage prepaid, certified or registered, return receipt requested; or (b) sent by international air express, air courier, (e.g., DHL, Federal Express or Airborne Express), charges prepaid, certified or registered, return receipt requested, addressed as follows:

         USER:                      Scudder Kemper Investments, Inc.
                                    --------------------------------
                                    345 Park Avenue
                                    --------------------------------
                                    New York, NY 10154
                                    --------------------------------

         Attention:                 Caroline Pearson
                                    --------------------------------

         With a Copy To:            --------------------------------

                                    --------------------------------

                                    --------------------------------

                                    --------------------------------

         Attention:                 Mary Fleisch
                                    --------------------------------
                                    Joan Shaughnessy

         FRC:                       Frank Russell Company
                                    909 A Street
                                    Tacoma, WA 98402

         Attention:                 Janice Harding
                                    Managing Director

18.0     APPLICABLE LAW:

18.1 This Agreement shall be construed and controlled by the laws of the state of Washington and USER consents to jurisdiction and venue of the state and federal courts sitting in the state of Washington.

19.0     ATTORNEYS' FEES:

19.1 If either FRC or USER employs attorneys to enforce any rights arising out of or relating to this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees, costs and other expenses.

20.0     DELAY IN PERFORMANCE:

20.1 Neither party shall be liable for failure or delay in the performance of any of its obligations, except obligations for the payment of money, under this Agreement, if such failure or delay is caused by circumstances beyond its reasonable control such as acts of God, riot, or war. Strikes or other labor difficulties which are capable of being terminated on terms unacceptable to the party so affected shall not be considered circumstances within the control of such party.

21.0     MISCELLANEOUS:

21.1 No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

21.2 If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect.

21.3 Neither this Agreement, nor any terms or conditions contained herein, shall be construed as creating a fiduciary relationship of any kind between the parties or between FRC and USER's clients, customers or perspective clients or customers.

21.4 Neither this Agreement, nor any terms and conditions contained herein, shall be construed as creating a partnership, franchise, joint venture, agency or employment relationship between the parties.

21.5  Time is of the essence in this Agreement.

21.6 The section headings used in this Agreement and the attached Exhibits are intended for convenience only and shall not be deemed to supersede or modify any provisions.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below. All signed copies of this Agreement shall be deemed to be originals.


FRANK RUSSELL COMPANY                       Scudder Kemper Investments, Inc.
---------------------                       --------------------------------
        FRC                                            (USER)

/s/Tammy Wood                               Howard Schneider
---------------------                       --------------------------------
        BY                                              BY

TAMMY WOOD                                  /s/Howard Schneider
---------------------                       --------------------------------
    NAME (PRINT)                                    NAME (PRINT)

CLIENT EXECUTIVE                            Managing Director
---------------------                       --------------------------------
      TITLE                                            TITLE

MARCH 26, 1999                                       March 31, 1999
---------------------                       --------------------------------
      DATE                                              DATE


EXHIBIT A

Russell Indexes:
----------------

The Russell Indexes shall mean the following US equity security indexes and the associated Performance Values:

-- Russell 1000(R) Index
-- Russell 1000(R) Growth Index
-- Russell 1000(R) Value Index
-- Russell 2000(R) Index
-- Russell 2000(R) Growth Index
-- Russell 2000(R) Value Index
-- Russell 2500(TM) Index
-- Russell 2500(TM) Growth Index
-- Russell 2500(TM) Value Index
-- Russell 3000(R) Index
-- Russell 3000(R) Growth Index
-- Russell 3000(R) Value Index
-- Russell Midcap(TM) Index
-- Russell Midcap(TM) Growth Index
-- Russell Midcap(TM) Value Index
-- Russell Top 200(TM) Index
-- Russell Top 200(TM) Growth Index
-- Russell Top 200(TM) Value Index
 X All of the above
-- --------------------------------
--
   --------------------------------
--
   --------------------------------

Annual License Fee:
-------------------

General USERS:
--------------

USER agrees to pay FRC the annual license fee set forth below for a license to use the Russell Indexes, as designated above, at the designated Subscription
Level:


                                            Annual License Fee ($US):
                                            -------------------------

Subscription Level I
                                            ---------------------------
Subscription Level II                       $10,000 per site
                                            ---------------------------
Subscription Level III
                                            ---------------------------
Subscription Level IV
                                            ---------------------------


Additional Provisions:
----------------------

(a) Country of Use: USA
                    -------------

REIRAFER060992(2)

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